                                                                   EXHIBIT 10.14

                         VOXELGEO(R) LICENSE AGREEMENT

     THIS LICENSE AGREEMENT, made and entered into this 25th day of August, 1995, by and between VITAL IMAGES, INC., an Iowa corporation with its principal office located at 505 North 4th Street, Fairfield, Iowa 52556 (hereinafter referred to as the "Licensor"), and COGNISEIS DEVELOPMENT, INC., a Delaware corporation with its principal office located at 2401 Portsmouth, Houston, Texas 77098-3903 (hereinafter referred to as the "Licensee").

                                  BACKGROUND

     FIRST. Licensor has developed and owns all right, title and interest in and to certain 3D volume interpretation software commonly referred to as the VoxelGeo(R) software (hereinafter more fully described and defined as the "Software").

     SECOND. Licensor is the owner of the VoxelGeo(R) trademark and the corresponding federal trademark registration (hereinafter more fully described and defined as the "Licensed Trademark").

     THIRD. Subject to the terms and upon conditions herein contained, Licensee desires to obtain the exclusive right to use the Software and the Licensed Trademark in the Licensed Field of Use (as that term is hereinafter defined), and Licensor desires to grant such right to Licensee.

     FOURTH. Licensor has entered into certain license agreements, maintenance contracts and CDDI Agreements (as that term is hereinafter defined) relating to the use, maintenance and development of the Software in connection with the Licensed Field of Use and Licensee desires to obtain all of Licensor's rights and assume all of Licensor's obligations under such contracts, and Licensor desires to assign such rights to Licensee, all subject to the terms and conditions herein contained.

     NOW, THEREFORE, in consideration of the foregoing recitals and further in consideration of the mutual covenants, conditions and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree and undertake as follows:

                                   ARTICLE I
                                  DEFINITIONS

1. DEFINITIONS. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     a. Acceptance Period. "Acceptance Period" shall have the meaning set forth in Article III, Section 3 hereof.

     b. Agreement. "Agreement" shall mean this License Agreement (together with all exhibits, schedules, attachments and addenda) as the same may be amended, modified or supplemented from time to time.

     c.   CDDI.  "CDDI" shall have the meaning set forth in Article VIII,
          Section 3.a.

     d. CDDI Agreements. "CDDI Agreements" shall have the meaning set forth in Article VIII, Section 3.a. hereof.

     e.   Deliverables.  "Deliverables" shall have the meaning set forth in
          Article III, Section 1 hereof.

     f. Derivative Software Products. "Derivative Software Products" shall mean any and all software products subsequently developed by Licensee that incorporate the Source Code or any portion thereof other than the following existing software products currently offered by Licensee (even if such software products subsequently incorporate the Source Code or source code from software derived from the Source Code as an upgrade): the 2D and 3D versions of each of the following applications: Focus; Disco; GeoSec; GeoStrat; and well log interpretation software products based upon DLPS.

     g. Effective Date. "Effective Date" shall mean the date first written above.

     h. Existing Licenses. "Existing Licenses" shall have the meaning set forth in Article VIII, Section 2.a. hereof.

     i. Existing Maintenance Contracts. "Existing Maintenance Contracts" shall have the meaning set forth in Article VIII, Section 2.a. hereof.

     j. Functional Specifications. "Functional Specifications" shall have the meaning set forth in Article IX, Section 1.e. hereof.

     k. Initial License Period. "Initial License Period" shall mean the time period ending on the earlier of (i) January 1, 2001; or (ii) such time as the aggregate royalties actually paid by Licensee to Licensor (exclusive of the up-front license fee payable by Licensee pursuant to Section 1 of Article IV) equals Two Million and no/100 Dollars ($2,000,000.00).

     l. Licensed Field of Use. "Licensed Field of Use" shall mean use of the Software and the Licensed Trademark in connection with visualizing and interpreting seismic and other subsurface (earth and water) information.

     m. Licensed Trademark. "Licensed Trademark" shall mean the VoxelGeo(R) trademark and corresponding U.S. Registration No. 1,793,534 covering the VoxelGeo(R) trademark.

     n. Maintenance Services. "Maintenance Services" shall have the meaning set forth in Article VII, Section 2 hereof.

     o. Marketing Agreement. "Marketing Agreement" shall have the meaning set forth in Article VIII, Section 1 hereof.

     p. Net Receipts. "Net Receipts" shall mean all gross revenues received by Licensee in connection with the licensing, sale, use or other exploitation of the Software and/or Derivative Software Products less
          (i) all normal trade discounts actually allowed by Licensee; (ii) all sales, use and similar taxes included in such gross revenues; (iii) all freight charges, agent's fees and other third party charges included in such gross revenues; and (iv) royalties on such gross revenues actually paid by Licensee to a third party.

     q. Software. "Software" shall mean the 3D volume interpretation software commonly referred to as the VoxelGeo(R) software that is owned by Licensor and all documentation related thereto, including, without limitation, the object code for such software and the Source Code, all as they exist as of the Effective Date.

     r. Source Code. Source Code shall mean the high level code that forms the source program for the Software, which, when completed, becomes the machine language object program for the Software.

     s. Warranty Period. "Warranty Period" shall have the meaning set forth in Article IX, Section 1.e. hereof.

2. RELATED DOCUMENTS. All of the terms defined in this Agreement shall have the defined meanings when used in any exhibit, schedule, attachment or addendum hereto or in any document made or otherwise delivered pursuant to this Agreement, unless the context otherwise requires.

                                  ARTICLE II
                               GRANT OF LICENSE

1. LICENSE. Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a worldwide, perpetual, exclusive license to use the Licensed Trademark in connection with the Software in the Licensed Field of Use and to use, modify and sublicense the Software in the Licensed Field of Use.

2.   SUBLICENSES.

     a. Licensee shall not grant any sublicenses with respect to the Licensed Trademark, the Software and/or Derivative Software Products except upon terms and conditions that are consistent with the licenses granted to Licensee by Licensor pursuant to this Agreement.

     b. During the five (5) year period immediately following the Effective Date, all sublicenses to end-users by Licensee for the Software and/or Derivative Software Products shall be in object-code-form only, except
          (i) Licensee may, at its discretion, agree to an escrow arrangement whereby the end-user may obtain the Source Code in the event of a bankruptcy proceeding involving Licensee or other events of default by Licensee as are customary in source code escrow agreements used in the software industry; and (ii) Licensee may provide the Source Code to end-users upon the prior written consent of Licensor, which consent will not be unreasonably withheld, subject to use restrictions, security procedures and confidentiality obligations reasonably acceptable to Licensor.

3. USE OUTSIDE OF LICENSED FIELD OF USE. Licensee shall not use the Licensed Trademark and/or the Software (or any portion thereof) outside of the Licensed Field of Use, and any and all uses by Licensee of the Licensed Trademark and/or the Software outside of the Licensed Field of Use are strictly prohibited. Licensee acknowledges and agrees that Licensor has and will continue to use the Source Code and/or grant licenses for the use of the Source Code outside of the Licensed Field of Use.

                                  ARTICLE III
                            DELIVERY AND ACCEPTANCE

1. DELIVERABLES. Upon execution of this Agreement by both parties hereto, Licensor shall promptly deliver to Licensee a copy of the Source Code and all existing user and programmer documentation relating to the Software, as more fully described on Exhibit A attached hereto (collectively, the "Deliverables").

2. SHIPMENT AND RISK OF LOSS. The Deliverables shall be shipped to Licensee F.O.B. Licensee's receiving point, and thereupon Licensee shall assume the risk of loss therefor.

3. ACCEPTANCE. Licensee shall have thirty (30) days after receipt of all Deliverables (the "Acceptance Period") to accept or reject the Software. Licensee agrees to accept the Software upon the successful (i) loading of VoxelGeo(R) 2.0 code; (ii) compiling of VoxelGeo(R) 2.0 software; and (iii) execution of mutually acceptable standard reliability demonstrations on the hardware of Licensee at Licensee's location using the compiled object code. Licensee hereby represents to Licensor that Licensee currently possesses the hardware and software environment necessary to build and run the Software, as more fully described on Exhibit B attached hereto. Licensee shall notify Licensor in writing of acceptance or rejection within the Acceptance Period. In the event the Software is rejected by Licensee, all Deliverables shall be returned by Licensee to Licensor, at Licensee's expense, and this Agreement shall be automatically terminated and of no further force and effect except as provided in Article XI, Section 2 hereof.

                                  ARTICLE IV

                            LICENSE FEE; ROYALTIES

1. LICENSE FEE. Licensee shall pay to Licensor a license fee in the amount of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00), which shall be paid in full by wire transfer, pursuant to wire transfer instructions provided to Licensee by Licensor, within two (2) business days following acceptance of the Software by Licensee in accordance with the terms and conditions set forth in Article III, Section 3 above. Such license fee shall not be deemed an advance of royalties and shall not be recoupable from royalty payments due to Licensor pursuant to this Article IV.

2. ROYALTY AMOUNT. Subject to Section 3 of this Article IV, Licensee shall pay Licensor a royalty on all Net Receipts received by Licensee in connection with the licensing or use of the Software or any Derivative Software Products in accordance with the following schedule:


                                       Royalty as a Percentage of
                                        Net Receipts Received by
                                           Licensee During the
Calendar Year                           Applicable Calendar Year
-------------                          --------------------------
1995                                   None

1996                                   15% on all Net Receipts in excess
                                       of $2,000,000.00

1997                                   15% on all Net Receipts

1998                                   15% on all Net Receipts

1999                                   10% on all Net Receipts

2000                                   5% on all Net Receipts

3. LIMITATION ON ROYALTY OBLIGATION. The obligation of Licensee to pay royalties to Licensor in accordance with Section 2 of this Article IV shall cease on the earlier of (i) January 1, 2001, or (ii) such time as the aggregate royalties actually paid by Licensee to Licensor (exclusive of the up-front license fee payable by Licensee pursuant to Section 1 of this
     Article IV) equals Two Million and no/100 Dollars ($2,000,000.00), and thereafter the licenses granted to Licensee hereunder shall be deemed to be fully paid. Licensor agrees that Licensee shall not be obligated to make royalty payments with respect to any revenues received by Licensee in connection with the following existing software products currently offered by Licensee (even if such software products subsequently incorporate the Source Code or source code from software derived from the Source Code as an upgrade): the 2D and 3D versions of each of the following applications: Focus; Disco; GeoSec; GeoStrat and well log interpretation software products based upon DLPS.


4. MARKETING OF SOFTWARE BY LICENSEE. Licensee shall use its good faith best efforts to promote, market and sublicense the Software worldwide at all times during which Licensee is obligated to make royalty payments to Licensor hereunder.

5. ACCOUNTING. Until the earlier of (i) March 31, 2001, or (ii) such time as the aggregate royalties actually paid by Licensee to Licensor (exclusive of the up-front license fee payable by Licensee pursuant to section 1 of this
     Article IV) equals Two Million and no/100 Dollars ($2,000,000.00), Licensee shall provide Licensor within thirty (30) days following the end of each calendar quarter with an accounting of all Net Receipts during the immediately preceding calendar quarter.

6. TERMS OF PAYMENT. All royalties under this Agreement shall be paid in United States currency. Royalty payments due to Licensor pursuant to
     Section 2 of this Article IV shall be paid by Licensee within thirty (30) days following the end of each calendar quarter based upon the total Net Receipts during the immediately preceding calendar quarter.

7. MAINTENANCE AND INSPECTION OF RECORDS. Until the earlier of (i) March 31, 2001, or (ii) such time as the aggregate royalties actually paid by Licensee to Licensor (exclusive of the up-front license fee payable by Licensee pursuant to section 1 of this Article IV) equals Two Million and no/100 Dollars ($2,000,000.00), Licensee will maintain records of all Net Receipts. Licensor shall have the right, through a certified public accountant, to inspect all the books and records of Licensee relating to all Net Receipts subject to this Agreement, but such inspection may not be made more frequently than annually. The cost of such inspection shall be borne by Licensor; provided, however, that Licensee shall reimburse Licensor for the reasonable costs of such inspection in the event there is a discrepancy between the amount of royalties due Licensor under the terms of this Agreement and the amount of royalties actually paid by Licensee to Licensor for the time period corresponding to such inspection of records that exceeds five percent (5%) of the amount of royalties actually due.

                                   ARTICLE V

                           MODIFICATIONS OF SOFTWARE

1. MODIFICATION. Licensee may modify the Software and merge it into existing software; provided, however, that (i) such modified Software and resulting merged software shall be deemed to be Software under this Agreement and shall be subject to all of the terms and conditions hereof; and (ii) Licensor agrees that Licensee shall not be obligated to make royalty payments with respect to any revenues received by Licensee in connection with the following existing software products currently offered by Licensee (even if such software products subsequently incorporate the Source Code or source code from software derived from the Source Code as an upgrade): the 2D and 3D versions of each of the following applications: Focus; Disco; GeoSec; GeoStrat and well log interpretation software products based upon DLPS.

2. FUTURE ENHANCEMENTS. All future modifications and enhancements to the Software by Licensee shall be owned by Licensee. Likewise, any future enhancements or modifications to the Software made by Licensor shall be the sole property of Licensor and shall not be subject to this Agreement except as otherwise provided under Article VII, Section 6 hereof.

                                  ARTICLE VI

                               PROPRIETARY RIGHTS

1. PROPRIETARY RIGHTS. Licensee acknowledges that Licensor claims the Licensed Trademark and the Software are the exclusive property of Licensor and that the Source Code constitutes a valuable trade secret of Licensor. Licensee shall take all reasonable security measures to protect the Source Code and, except as otherwise provided in clause (i) of Section 2 of
     Article II of this Agreement, Licensee shall not disclose or make available the Source Code to third parties without Licensor's prior written consent. In any event, prior to delivery of the Source Code by Licensee to any third party in accordance with the terms and conditions of this Agreement, for any purpose whatsoever, Licensee shall obtain a written confidentiality and nondisclosure agreement from such third party and a license agreement from such third party upon terms and conditions that are no less restrictive than the terms and conditions of this Agreement. Licensee shall enforce any and all terms and conditions of all confidentiality and non-disclosure agreements and license agreements that are entered into by Licensee pursuant to the preceding sentence, at its own expense, and shall notify Licensor of any knowledge of infringement of Licensor's intellectual property rights by any third party. Licensee understands that any unauthorized use by it of the Licensed Trademark, the Software and/or the Source Code may constitute an infringement of copyright, trademark, trade secret or patent rights of Licensor.

2. RIGHTS RESERVED. All rights in the Licensed Trademark and the Software, other than those granted by this Agreement, are hereby reserved by Licensor.

3. PROTECTION OF PROPRIETARY RIGHTS. Licensee shall insure that Licensor's copyright notice is replicated on all copies of the Software and/or Derivative Software Products produced by Licensee or its sublicensees, including any and all copies of modifications made in accordance with
     Article V, Section 1 hereof. Licensee shall assist Licensor, to the extent reasonably requested by Licensor, in the procurement of any protection or defense of any of Licensor's rights to (i) trademarks; (ii) copyright(s); or (iii) patents owned by Licensor that relate to the subject matter of this Agreement.

4. PROPRIETARY RIGHTS INDEMNITY. Licensor shall indemnify, hold harmless and defend Licensee, its agents, officers and employees against any and all claims made against Licensee that use of the Licensed Trademark and/or the Software infringes any license, patent, copyright, trademark, trade secret or other proprietary right, and hold Licensee harmless against any and all damages, judgments and attorneys' fees arising out of the foregoing; provided, however, that Licensee shall give Licensor prompt written notice of such claims and that such indemnity shall not extend to modifications of the Software made by Licensee or its sublicensees.

                                  ARTICLE VII

                                  MAINTENANCE

1. LICENSEE'S OPTION. Licensee shall have the option to receive from Licensor maintenance services relating to the Rendering Engine portion only of the Software (hereinafter more fully described and defined as the "Maintenance Services") upon the terms and conditions set forth in this Article VII. Such option shall be exercised by Licensee by the giving of prior written notice to Licensor specifying that Licensee wishes to receive Maintenance Services. Licensee's option to receive Maintenance Services pursuant to this Article VII shall expire and become null and void thirty (30) days following expiration of the Warranty Period if such right had not previously been exercised by Licensee.

2. MAINTENANCE SERVICES. Licensor shall provide Maintenance Services to Licensee only if Licensee has exercised its option to receive Maintenance Services in accordance with Section 1 of this Article VII. Such Maintenance Services shall consist of consulting services and error correction services. Such services are referred to herein as the "Maintenance Services." Solely for the purposes of Sections 2 and 3 of this Article VII, the term "Software" shall mean only the Rendering Engine portion of the Software. Error correction services provided by Licensor shall consist of any necessary changes made to the Source Code, as originally delivered to Licensee, in order to correct or remove any bug, malfunction or other defect that prevents the Software from performing in accordance with the Functional Specifications. In the event Licensee detects any error, defect or nonconformity in the Software, Licensor shall furnish off-site telephone support, in the form of consultations, assistance and advice on the use or maintenance of the Software, within twenty-four (24) hours of Licensee's request therefor. In the event that such problem in the Software is not corrected within seventy-two (72) hours of initiation of such off-site telephone support, Licensee shall submit to Licensor a listing of the output and all such other data that Licensor may reasonably request in order to reproduce operating conditions similar to those present when the error, defect or nonconformity was discovered. In the event that such problem is not corrected within five (5) business days after Licensor receives from Licensee a listing of output and other data, Licensor shall within the next seventy-two (72) hours provide on-site service.

3. RESPONSIBILITIES OF LICENSEE. Licensee shall notify Licensor immediately following the discovery of any error, defect or nonconformity in the Software. The periods within which Licensor is obligated herein to provide support shall not commence until such time as Licensor receives notification of such error, defect or nonconformity from Licensee. Licensee, upon detection of any error, defect or nonconformity in the

     Software shall, if requested to do so by Licensor, submit to Licensor a listing of output and any such other data that Licensor may reasonably request in order to reproduce operating conditions similar to those present when the error occurred or the defect or nonconformity was discovered, as the case may be.

4. MAINTENANCE FEES. In consideration for the Maintenance Services, Licensee shall pay Licensor a monthly fee of $5,000.00 (payable on or before the 15th of each calendar month during which services are to be rendered to Licensee by Licensor).

5. TERM. Subject to Article XI hereof, in the event Licensee exercises its option to receive Maintenance Services with respect to the Rendering Engine, Licensor will render Maintenance Services for the Rendering Engine for a period of one year. Thereafter, Licensor's obligations to render Maintenance Services for the Rendering Engine, and Licensee's obligations to pay for such services, shall automatically be renewed for an additional period of one year; provided, however, that either party may prevent the automatic renewal of such obligations by written notice to the other given at least thirty (30) days prior to expiration of the initial one-year term set forth in the preceding sentence.

6. ENHANCEMENTS. Licensor may from time to time make enhancements to the Software. Any such enhancements shall be owned by Licensor, but any enhancements made by Licensor during such time as Licensee is paying Licensor a maintenance fee under this Article VII shall be made available to Licensee, at no additional cost, and shall be subject to the terms and conditions of this Agreement; provided, however, that Licensee has fully complied with all the terms and conditions of this Agreement.

                                 ARTICLE VIII
                              RELATED AGREEMENTS

1. EXISTING MARKETING AGREEMENT. Upon the Effective Date, that certain Marketing Agreement dated as of August 1, 1994, between Licensor and Licensee, as amended to date (the "Marketing Agreement"), shall be deemed terminated and of no further force and effect. Notwithstanding termination of the Marketing Agreement upon the Effective Date, (i) all provisions therein relating to confidentiality, proprietary property, copyrights, trademarks and patents shall remain in full force and effect; (ii) each of the parties shall be required to carry out any provision thereof that contemplates performance subsequent to termination of the Marketing Agreement; and (iii) such termination shall not affect any liability or other obligation that shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default or claims for compensation for any period prior to such termination.

2.   EXISTING LICENSES AND MAINTENANCE AGREEMENTS.

     a. Copies; Offset Against License Fee. Set forth on Exhibit C attached hereto is a listing of all existing License Agreements between Licensor and/or Licensee and end-users for use of the Software ("Existing Licenses") and set forth on Exhibit D attached hereto is a listing of all end-users that have agreements with Licensor for maintenance of the Software (the "Existing Maintenance Contracts"). Licensor shall supply Licensee with copies of all Existing Licenses that have been initiated by Licensor and copies of purchase orders from end-users relating to the Existing Maintenance Contracts. Licensee shall be entitled to offset the license fee payable by Licensee to Licensor pursuant to Article IV,
          Section 1 hereof by an amount equal to Licensor's portion of unearned maintenance fees under Existing Maintenance Contracts (for example, if an annual Maintenance Contract has three months left on its term, then Licensee will be entitled to a credit for 25% of Licensor's share of such maintenance fees as such share is determined pursuant to the Marketing Agreement).

     b. Assignment and Assumption. Licensor hereby assigns to Licensee all of Licensor's right, title and interest in and to the Existing Licenses and the Existing Maintenance Contracts and Licensee hereby accepts such assignment. Licensee hereby further assumes and agrees to be bound by all the remaining terms of the Existing Licenses and the Existing Maintenance Contracts as if Licensee was an original party thereto. To the extent that any Existing License or Existing Maintenance Contract for which assignment to Licensee is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment of attempted assignment would constitute a breach thereof. Licensor and Licensee agree to use their reasonable best efforts to obtain the consent of such other party to the assignment of any such Existing License and/or Existing Maintenance Contract to Licensee in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Licensor agrees to cooperate with Licensee in any reasonable arrangement designed to provide for Licensee the benefits intended to be assigned to Licensee under the relevant Existing License or Existing Maintenance Contract, including enforcement, at the cost and for the account of Licensee, of any and all rights of Licensor against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Licensee, upon notice to Licensor, shall have no obligation with respect to any such Existing License and/or Existing Maintenance Contract, as the case may be, and any such Existing License and/or Existing Maintenance Contract shall not be deemed to have been assigned hereunder.

3.   CUSTOMER DIRECTED DEVELOPMENT INITIATIVE.

     a. Copies; Offset Against License Fee. Set forth on Exhibit E attached hereto is a listing of all Customer Directed Development Initiative ("CDDI") Agreements between certain oil companies and Licensor (the "CDDI Agreements"). Prior to expiration of the Acceptance Period, Licensor shall supply Licensee with copies of all the CDDI Agreements. Licensee shall be entitled to offset the license fee payable by Licensee to Licensor pursuant to Article IV, Section 1 hereof by an amount equal to the unearned portion of fees previously collected by Licensor from CDDI members.

     b. Assignment and Assumption. Licensor hereby assigns to Licensee all of Licensor's right, title and interest in and to the CDDI Agreements and Licensee hereby accepts such assignment. Licensee hereby further assumes and agrees to be bound by all the remaining terms of the CDDI Agreements as if Licensee was an original party thereto. To the extent that any CDDI Agreement for which assignment to Licensee is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment of attempted assignment would constitute a breach thereof. Licensor and Licensee agree to use their reasonable best efforts to obtain the consent of such other party to the assignment of any such CDDI Agreement to Licensee in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Licensor agrees to cooperate with Licensee in any reasonable arrangement designed to provide for Licensee the benefits intended to be assigned to Licensee under the relevant CDDI Agreement, including enforcement, at the cost and for the account of Licensee, of any and all rights of Licensor against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Licensee, upon notice to Licensor, shall have no obligation with respect to any such CDDI Agreement, as the case may be, and any such CDDI Agreement shall not be deemed to have been assigned hereunder.

                                  ARTICLE IX
                                  WARRANTIES

1. WARRANTIES OF LICENSOR. Licensor hereby represents and warrants only to Licensee that:

     a. Neither the Licensed Trademark nor the Software infringe any patent, copyright, trade secret or other proprietary right of any third party;

     b. Licensor has the sole right to grant licenses for use of the Licensed Trademark and the Software and has not heretofore granted any rights in the Licensed Trademark or the Software that would interfere with any rights granted Licensee under this Agreement;

     c. Licensor has the right to enter into this Agreement, to grant to Licensee the rights and licenses set forth herein, and to perform all obligations of this Agreement;

     d. Execution, delivery and performance of this Agreement by Licensor will not constitute a breach of any agreement, judgment, award, law, rule or regulation to which Licensor is bound; and

     e. During the sixty (60) day period following the Effective Date (the "Warranty Period"), Licensor will provide consulting services to Licensee relating to the Software free of charge (other than reimbursement for pre-approved out-of-pocket expenses), and Licensor warrants that during the Warranty Period the Software will conform to the performance capabilities, characteristics, specifications, functions and other descriptions and standards applicable thereto as set forth in the functional specifications set forth in the VoxelGeo(R) 2.0 User Guide, copyright July 1995 (the "Functional Specifications").

2. LIMITATION OF WARRANTIES. Licensor shall not be liable to Licensee for the warranty provisions of this Agreement to the extent of modifications made to the Software by Licensee or sublicensees of Licensee or to the extent the media for the Software is subject to misuse, abuse or abnormal use by Licensee or sublicensees of Licensee. EXCEPT AS EXPRESSLY SET FORTH IN
     SECTION 1 OF THIS ARTICLE IX, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES RELATING TO THE SOFTWARE OR ITS USE OR FUNCTIONALITY, AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3. REMEDIES. Licensee's sole remedy for any breach of the warranties contained in Article IX, Section 1.e. is repair or correction of any programming deficiencies that result in documented errors or obvious Software malfunctions. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, LICENSOR SHALL UNDER NO CIRCUMSTANCES BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR SPECIAL INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, COMMERCIAL LOSS FROM ANY CAUSE, BUSINESS INTERRUPTION OF ANY NATURE, LOSS OF PROFITS, OR PERSONAL INJURY ARISING OUT OF LICENSOR'S ALLEGED OR ACTUAL FAILURE TO COMPLY WITH ALL OR ANY OF THE PROVISIONS OF THIS AGREEMENT AND/OR THE FAILURE OF THE SOFTWARE TO PERFORM AS SPECIFIED OR WARRANTED, EVEN IF LICENSOR SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.   WARRANTIES OF LICENSEE.  Licensee hereby represents and warrants that:

     a. Licensee has the full right, power and authority to enter into and perform its obligations under this Agreement;

     b. Execution, deliver and performance of this Agreement by Licensee will not constitute a breach of any agreement, judgment, award, law, rule or regulation to which Licensee is bound; and

     c. To the best of Licensee's knowledge, neither the Licensed Trademark nor the Software infringe any patent, copyright, trade secret or other proprietary right of any third party.

                                   ARTICLE X
                            NONCOMPETE OBLIGATIONS

1. LICENSEE'S COVENANT NOT TO COMPETE. From the Effective Date and for a period of five (5) years thereafter, Licensee shall not, either directly or indirectly, grant any licenses under, or provide any services relating to, the Software or any other software that is based upon the Voxel technology to any corporation, partnership, person, firm or other business that is selling goods or rendering services that is engaged in the medical market. Licensee agrees that any breach of the covenant set forth in the preceding sentence will cause Licensor irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies Licensor may have under this Agreement, Licensee consents to the issuance of an injunction in favor of Licensor enjoining the breach of any of the aforesaid covenants by any court of competent jurisdiction. If the aforesaid covenant is held to be unenforceable because of the scope or duration of such covenant or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.

2. LICENSOR'S COVENANT NOT TO COMPETE. From the Effective Date and for a period of five (5) years thereafter and so long as Licensee is in full and timely compliance with this Agreement, Licensor shall not, either directly or indirectly:

     a. own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by, or act as consultant or adviser to, or be connected in any manner with, any corporation, partnership, person, firm or other business that is engaged in the gas, oil or mineral exploration industries; or

     b. call upon, solicit, divert, attempt to take away or continue any business relationship with any of the present customers or present or future customers or business of Licensee in the gas, oil or exploration industries; or

     c. employ or offer employment to any person who was employed by Licensee unless such person shall have ceased to be employed by Licensee for a period of at least six (6) months.

     Licensor agrees that any breach of covenants (a), (b) or (c) above will cause Licensee irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies Licensee may have under this Agreement, Licensor consents to the issuance of an injunction in favor of Licensee enjoining the breach of any of the aforesaid covenants by any court of competent jurisdiction. If any or all of the aforesaid covenants are held to be unenforceable because of the scope or duration of such covenant or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.

                                  ARTICLE XI
                                  TERMINATION

1. TERMINATION. This Agreement may be terminated upon the occurrence of one or more of the following events, and the terminating party shall not be liable to the other party for the proper exercise of such right:

     a. Rejection of Software. This Agreement shall automatically terminate and be of no further force and effect in the event the Software is rejected by Licensee in accordance with Article III, Section 3 hereof.


     b. Option to Terminate. This Agreement may be terminated at the option of the non-defaulting party upon the material breach of one of the parties of their obligation to perform or comply with the terms and conditions of this Agreement, or on the mutual written consent of both parties hereto, or as otherwise hereinafter set forth. In the event of the parties finds the other in material breach of this Agreement, notice of such breach shall be sent to the defaulting party in writing. If the breach continues for thirty (30) days after receipt by the defaulting party of the notice, the Agreement shall be automatically terminated.

      c. Events of Automatic Termination. This Agreement shall terminate immediately and automatically upon the filing of a petition in bankruptcy under the United States Bankruptcy Code (or any future federal bankruptcy act) by or against Licensee and such petition shall not be discharged or denied within thirty (30) days after the filing thereof.

2. EFFECT OF TERMINATION. Upon termination of this Agreement for whatever reason, all provisions relating to confidentiality, proprietary property, copyrights, trademarks and patents shall remain in full force and effect, and Licensee shall return the Software and all copies in Licensee's possession and control to Licensor. Notwithstanding the termination or expiration of this Agreement, each of the parties hereto shall be required to carry out any provision hereof that contemplates performance subsequent to such termination; and such termination shall not affect any liability or other obligation that shall have accrued prior to such termination, including, but not limited to, any liability for loss of damage on account of a prior default. Any rights and remedies herein provided shall be cumulative and in addition to all rights and remedies available at law and in equity.

                                  ARTICLE XII
                           MISCELLANEOUS PROVISIONS

1. BENEFIT. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

2. NO ASSIGNMENT. During the Initial License Period, except as otherwise expressly provided in this Agreement, this Agreement and all rights and licenses granted or obligations incurred hereunder may not be assigned or transferred by either party without the prior written consent of the other party, and any such attempted assignment or transfer shall be void and of no force or effect. Nothing contained in this Section 2 of Article XII prohibits Licensee from merging with an affiliated entity or prevents Licensee from selling substantially all of its business assets to an affiliated entity and such events shall not constitute a breach of this
     Section 2 of Article XII.

3. EQUITABLE RELIEF. The parties hereto agree that any breach of any of the terms or covenants of this Agreement will cause the non-breaching party irreparable harm for which there is no adequate remedy at law, and the parties hereto consent to the issuance of any injunction or other equitable relief in favor of the non-breaching party enjoining the breach of any such covenant or term. In no manner or affect shall this provision of this Agreement preclude the non-breaching party from exercising any right or remedy to which the non-breaching party may be entitled, at law or in equity, by reason of a breach of any term or covenant of this Agreement.

4.   ARBITRATION. Except for claims for equitable relief in accordance with
     Section 3 of this Article XII, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the Agreement, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Minneapolis, Minnesota.

5. ATTORNEYS' FEES AND COSTS. The party prevailing in any legal action (including arbitration) arising under or relating to this Agreement, shall be entitled to recover from the other party all of its costs and expenses, including, without limitation, reasonable attorneys' fees.

6. WAIVER, MODIFICATION OR AMENDMENT. Unless otherwise expressly provided in this Agreement and any documents expressly referred to herein, no waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid, binding or of any effect unless made in writing, expressly referring to this Agreement, signed by or on behalf of the parties hereto, and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any provision hereof shall not affect or impair any other provision hereof. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party to subsequently enforce any such provisions.

7. NOTICES. All notices or other communications given under or in connection with this Agreement shall be in writing and shall be considered to be delivered when personally delivered or five (5) days after delivery to a company or governmental entity providing delivery services in the ordinary course of business which guarantees delivery within such five-(5) day period, with the delivery charge prepaid, addressed to the proper party at its principal office as set forth above, or to such other address as such party may hereafter designate by written notice to the other party given pursuant to this paragraph.

8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

9. LEGAL RELATIONSHIP. Licensee and Licensor hereby acknowledge and agree that nothing contained in this Agreement shall be deemed to create an employment, agency, franchise, or other relationship between Licensee and Licensor for any purpose whatsoever and that no relationship is intended or created hereby other than the relationship of independent contractors. Neither party shall have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, on account of, or in the name of the other party, or to legally bind the other party in any manner whatsoever.


10. HEADINGS. Section headings used herein are for convenience only and shall not be construed to be a part of this Agreement or as a limitation of the scope of the particular sections to which such headings refer.

11. INTERPRETATION AND SEVERANCE. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part hereof as may be unenforceable or invalid shall be deemed severed from this Agreement, and the remaining provisions shall be carried out with the same force and effect as if the provision or part thereof had not been a part of this Agreement.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, and any proceedings for enforcement hereof shall be brought in federal or state courts located in Iowa. Licensor and Licensee consent and submit to the jurisdiction of said courts and agree that service of process may be made by publication, by registered or certified mail or in any manner provided under Iowa or applicable federal law. Nothing herein shall prevent a party hereto from joining the other party as additional defendants or third-party defendants in any suit brought by or against such party in another forum if any issue in said suit relates to the matters referred to herein.

13. ENTIRE AGREEMENT. This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between Licensee and Licensor and supersedes and cancels any and all other agreements, whether oral or in writing, between Licensee and Licensor with respect to the matters referred to herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LICENSOR:                              LICENSEE:
VITAL IMAGES, INC.                     COGNISEIS DEVELOPMENT, INC.


By: /S/ VINCENT ARGIRO                    By: /S/ PATRICK H. POE
    -----------------------------             -----------------------------
        Vincent Argiro, President                 Patrick H. Poe, President

                                   EXHIBIT A
                                   ---------
                                  DELIVERABLES

 . All source code, user documentation, programmer documentation and supporting files necessary to build VoxelGeo 2.0 on magnetic tape.

 . Product Definition Statements and draft Software Requirement Specifications for VoxelGeo 2.1 (planned release October 1995), and VoxelGeo 2.5 (planned release March 1996).

 . Copies of Existing Licenses that have been initiated by Licensor,

 . Copies of CDDI Agreements.

 . Copies of purchase orders from end-users relating to Existing Maintenance
  Contracts.

                                   EXHIBIT B
                                   ---------
                             SUPPORTED ENVIRONMENT

The hardware/software environment necessary for Licensee to build VoxelGeo 2.0 consists of:

 . Silicon Graphics Indy, Indigo2 or Onyx workstation with at least 64MB of RAM and 200MB of free disk space running the IRIX 5.3 operating system.

 . Silicon Graphics development tools and libraries as follows:

  - IRIS Development Option for IRIX 5.3

  - C++ 4.0 for IRIX 5.3

  - OpenInventor 3D Toolkit Development Option for IRIX 5.3

  - Digital Media Development Software Libraries

  - Quick Time 1.0 Compressor Library

The hardware/software environment necessary for Licensee to run VoxelGeo 2.0 consists of:

 . Silicon Graphics Indy XZ, Indigo2 XZ or EX, Crimson RE or Onyx VTX or RE2 workstation with at least 96MB of RAM and 200MB of free disk space.

  - For Indy XZ and Indigo2 XZ or EX, SGI patch 158 to IRIX 5.3 is required

  - For Crimson RE or Onyx VTX or RE2, SGI patch 154 to IRIX 5.3 is required

                                   EXHIBIT C
                                   ---------
                          LISTING OF EXISTING LICENSES


(ATTACHED)

                                   EXHIBIT D
                                   ---------
                   LISTING OF EXISTING MAINTENANCE CONTRACTS


(ATTACHED)

                                   EXHIBIT E
                                   ---------
                           LISTING OF CDDI AGREEMENTS


(ATTACHED)